Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-152118 on Form S-1 (Amendment No. 2), of our report dated June 15, 2009, relating to the financial statements of Global Resource Corporation (a development stage company) as of December 31, 2008 and December 31, 2007 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years ended December 31, 2008 and 2007, and for the period from July 19, 2002 (inception) to December 31, 2008  and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
July 20, 2009